LANL Control Number 95-41-00059

                EXCLUSIVE PATENT LICENSE AGREEMENT
                             BETWEEN
           THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                               AND
            TRADE PARTNERS INTERNATIONAL INCORPORATED
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                EXCLUSIVE PATENT LICENSE AGREEMENT

            Trade Partners International Incorporated

THIS LICENSE AGREEMENT is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California, hereinafter referred to as the "University;" and TRADE PARTNERS INTERNATIONAL INCORPORATED, 3200 Don Quixote NW, Albuquerque, New Mexico 87104, hereinafter referred to as the "Licensee," the partiesto this License Agreement being referred to individually as a "Party," and collectively as "Parties."

                            BACKGROUND

     The University conducts research and development at the Los Alamos National Laboratory (LANL) for the U.S. Government under Contract No. W-7405-ENG-36 with the U.S. Department of Energy (DOE).

     Rights in inventions and technical data made in the course of the University's research and development at LANL are governed by the terms and conditions of the Contract.

     Certain Technology relating to a magnetic Gripper device for climbing vertical ferromagnetic surfaces has been developed in the course of the University's research and development at LANL.

     The University desires that such Technology be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U.S. domestic economy, and is therefore willing to grant an exclusive license to Licensee for that part of the Technology to which the University has title.

     The Licensee desires to obtain from the University certain exclusive rights for the commercial development, manufacture, use, and sale of the Technology.

NOW, THEREFORE, the Parties agree as follows:

                          1. DEFINITIONS

     1.1 "Technology", means technical information, know-how and data owned or controlled by the University and relating to a magnetic gripper device as applied in U.S. Patent Application Serial Number 07/870,965 (filed April 20, 1992) and as disclosed in U.S. Patent 5,192,155.

     1.2 "Patent Rights" means the University's rights arising from U.S. Patent Application Serial Number 07/870,965, filed April 20, 1992, Magnetic Gripper Device, by Ross Meyer and Andrew Jason, now U.S. Patent 5,192,155, issued March 9, 1993, including any continuing-applications thereof including divisions and reissues (but not including continuations-in-part); any patents issuing on the applications or continuing

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applications; and any corresponding foreign patents or patent applications.

     1.3 "Licensed Method" means any method, procedure or process covered by any subsisting claim of any patent or patent application identified in paragraph 1.2.

     1.4 "Licensed Product" means any article of manufacture, machine or composition of matter covered by any subsisting claim of any patent or patent application identified in paragraph 1.2, and any article of manufacture, machine or composition of matter produced through the practice of a Licensed Method.

     1.5   "Licensed Invention" means any Licensed Product or Licensed
Method.

     1.6 "Net Income" means the gross revenue from sales of Licensed Products or from the sales of services using a Licensed Method by Licensee and sublicensees, less the following deductions where applicable: (a) sales returns; (b) allowances; (c) trade discounts, (d) transportation charges; (e) sales and excise taxes, and; (f) duties and tariffs.

                             2. GRANT

     2.1 The University grants to the Licensee an exclusive license to make, use, and sell Licensed Products and to practice Licensed Methods under the Patent Rights, with the right to sublicense others under Article 3, in all fields-of-use and in all markets.

     2.2 The University expressly reserves the right to use the Technology, including the right to make and use Licensed Products and to practice Licensed Methods, for noncommercial educational and research purposes.

     2.3 The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the United States, inventions covered by the University's Patent Rights, and has certain other rights under 35 USC 200-212 and applicable implementing regulations and under the U.S. Department of Energy Assignment and Confirmatory License, if any, attached as Appendix A to this Agreement.

     2.4 Under 35 U.S.C. 203 the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the Patent Rights in any field of use to a responsible applicant or applicants, 48 CFR 27.304-1(g).

     2.5 The Licensee will make available to the University and will grant an irrevocable, paid-up, royalty-free nonexclusive license to the University to make and use for noncommercial purposes any developments to the Technology made by Licensee.

                        3.     SUBLICENSES

     3.1 The University grants to Licensee the right to grant sublicenses to third parties to make, have made, use and sell Licensed Products and to practice Licensed

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Methods in which the Licensee has current exclusive rights-under this License.
But sublicenses may be granted only under the following conditions:

     (a) Licensed Products sold in the United States will be substantially manufactured in the United States; or

     (b) (i) the sublicensee has a business unit located in the United States and significant economic and technical benefits will flow to the U.S. as a result of the sublicense agreement; and,

         (ii) in sublicensing any entity subject to the control of a foreign company or government, such foreign government permits U. S. agencies, organizations, or other persons to enter into cooperative R&D agreements and licensing agreements, and has policies to protect U.S. intellectual property rights.

If Licensee determines that neither conditions (a) nor (b) can be met, Licensee must obtain the written approval of the University prior to granting a sublicense.

     (c) Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this Agreement, except for those provisions related to the License Fee and annual minimum royalties, and shall preserve the rights and reservations of the University and the U.S. Government existing under this License Agreement.

     3.2 Licensee shall provide the University with a copy of each sublicense entered into with a third party within 30 days after execution.

     3.3. Licensee must pay to the University the earned royalties prescribed in Paragraph 5.1 on all Net Income of Licensee's sublicensees. With respect to any sublicense, this obligation continues for so long as a sublicense granted by Licensee is in effect, and is an obligation of the Licensee whether or not royalty payments are actually received by Licensee from its sublicensee.

     3.4 Termination of this Agreement automatically operates as an assignment by Licensee to the University of all Licensee's right, title and interest in and to each sublicense granted by Licensee.

If this Agreement terminates, any sublicensee, who is not in default of the terms and conditions of its sublicense agreement with Licensee may make a written election to continue such sublicense agreement as a license agreement with the University.

                          4. LICENSE FEE

     4.1 Licensee must pay to the University a one-time, nonrefundable License Fee of ten-thousand U.S. dollars ($10,000.00) payable in five installments of two thousand U.S. dollars ($2,000.00) as follows:

       a. Licensee must pay to the University the first installment of the License Fee, in the amount of two-thousand U.S. dollars ($2,000.00), within one (1) calendar month after the last day of the month when the parties executed this Agreement, and;

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     b.     Licensee's second installment of the License Fee, in the amount of two-thousand U.S. dollars ($2,000.00), occurs on the day December 31 of the first calendar year after the calendar year when the parties executed this Agreement and must be paid within one calendar month from such day, and;

     c. Licensee's third installment of the License Fee, in the amount of two-thousand U.S. dollars ($2,000.00), occurs on the day June 30 of the second calendar year after the calendar year when the parties executed this Agreement and must be paid within one calendar month from such day, and;

     d. Licensee's fourth installment of the License Fee, in the amount of two-thousand U.S. dollars ($2,000.00), occurs on the day December 31 of the second calendar year after the calendar year when the parties executed this Agreement and must be paid within one calendar month from such day, and;

     e. Licensee's fifth and last installment of the License Fee, in the amount of two-thousand U.S. dollars ($2,000.00), occurs on the day June 30 of the third calendar year after the calendar year when the parties executed this Agreement and must be paid within one calendar month from such day.

                       5. EARNED ROYALTIES

     5.1 The Licensee will pay to the University an earned royalty of eight percent (8.0%) on Net Income received during the term of this License Agreement.

     5.2 Notwithstanding Paragraph 5.1 above, Licensee has no obligation to pay earned royalty on any sale of any Licensed Invention to the U.S. Government or any agency thereof or any U.S. Government contractor who certifies that its purchase of the Licensed Invention is for or on behalf of the U.S. Government. Licensee will not impose royalty charges in sales of Licensed Inventions to U.S. Government entities, and will refund to them any royalty collected on such sales.

     5.3 The first earned royalty payment due under this Agreement is based on Net Income received by Licensee from the effective date of this Agreement through December 31 of the same calendar year, and must be paid within one month from the end of such period. Subsequent earned royalty payments shall be calculated based on Net Income received by Licensee during the semiannual periods extending from January 1 through June 30 and from July 1 through December 31 of each year, for as long as this Agreement remains in effect. Royalty payments must be paid within one month from the end of the respective semiannual period.

     5.4 If any patent claim included within the University's Patent Rights is held invalid by a decision of a court of competent jurisdiction in any country and from which no appeal has or can be taken, the obligation to pay earned royalties on sales in that country of products or methods covered by the invalidated claim and not covered by valid patent claims subsisting under the University's Patent Rights will be reduced as of the date of such decision to fifty percent (50.0%) of the royalty rate set forth in Paragraph 5.1, and must be paid on the sale of such products or methods for a further period of three (3) years or until the expiration date of the patent containing the invalidated claim, whichever is sooner, in consideration of the University having

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provided valuable know-how and technical assistance to the Licensee in entering the market in a timely manner.

Licensee must still pay any earned royalties that have accrued before the decision of the Court.

     5.5 All payments due the University must be paid in United States funds to the University of California, Los Alamos National Laboratory, at the address set forth in Paragraph 20.1. Licensee must convert Net Income received in foreign currencies into equivalent United States funds at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal.

     5.6     If the University reduces the exclusive license granted under
Article 2 to a nonexclusive license pursuant to Paragraph 10.2, Licensee will pay to the University fifty percent (50.0%) of the earned royalties of Paragraph 5.1 on Net Income received after the effective date of the reduction to a nonexclusive license.

                    6. ANNUAL MAINTENANCE FEE

     6.1 Licensee's first maintenance fee occurs on the day December 31 of the first calendar year after the calendar year when the parties executed this Agreement and must be paid within one calendar month from such day; and Licensee's subsequent maintenance fees occur on the day December 31 of each calendar year thereafter and must be paid within one calendar month from such day. The amount of Licensee's maintenance fees are:

        a. Six-thousand U.S. dollars ($6,000.00) for the first maintenance fee, and;

        b. twelve-thousand U.S. dollars ($12,000.00) for the second maintenance fee, and;

        c. twenty-four-thousand U.S. dollars ($24,000.00) for the third and subsequent maintenance fees.

     6.2 The University will credit Royalty payments made to the University, in the same calendar year that the maintenance fee occurs, against such maintenance fee and the Licensee must pay the remaining maintenance fee balance.

     6.3 Licensee fulfills its maintenance fee requirement for a calendar year if Licensee's Royalty payments made to the University for such calendar year exceed the maintenance fee for such calendar year.

                      7. SEMIANNUAL REPORTS

     7.1 Progress Reports. Licensee must submit semiannual progress reports certified by an officer of the Licensee. The reports are due by February 1 and August 1 of each year, except that the first report is due on August 1 following the effective date of this Agreement. This report covers the Licensee's activities related to the development of the Technology and the securing of approvals necessary for commercialization of the Technology. The reports must be made until earned royalties

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payable to the University exceed the annual minimum royalty stated in
Paragraph 6.1. The reports must conform with the Report Format set forth in Appendix B hereof. Reports marked by Licensee as proprietary financial or business information of Licensee will be treated by the University as proprietary information.

     7.2 Financial Reports. Licensee must submit semiannual financial reports. The reports are due on the dates that payments of earned or annual minimum royalties are due under Articles 5 and 6, and must be submitted regardless of whether any payment is actually made. The reports must be certified by an officer of the Licensee, must cover the period for which royalty payments are calculated, and must show total sales or commercial uses made of Licensed Products or Licensed Methods by Licensee and any sublicensed during the reporting period. If no sale, sublicense, or use of Licensed Products or Licensed Methods has been made during a reporting period, a statement to this effect must be made. Reports marked by Licensee as proprietary financial or business information of the Licensee will be treated as such by the University.

                       8. BOOKS AND RECORDS

     8.1 The Licensee must keep books and records according to generally accepted accounting procedures, accurately showing all sales of Licensed Products or practice of the Licensed Method by Licensee or sublicensees under the terms of this License Agreement. Such books and records must be open to inspection and audit on a proprietary basis by representatives or agents of the University at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the semiannual reports and the royalties due. Licensee may request that any such inspection and audit be conducted by an independent auditor, in which event, Licensee will pay the reasonable costs of such auditor.

      8.2 The fees and expenses of the representatives performing the inspection and audit will be borne by the University. However, if an error in royalties owed the University of more than Ten Thousand dollars ($10,000.00) is discovered by the representatives of the University, then Licensee must pay the fees and expenses of these representatives.

     8.3 The books and records required by Paragraph 8.1 must be preserved for at least three (3) years from the date of the royalty payment to which they pertain.

                     9. TERM OF THE AGREEMENT

     9.1 This License Agreement is effective as of the later of the dates of execution by the Parties.

     9.2 This License Agreement is in full force and effect from the effective date and remains in effect until the expiration of the last to expire of the patents included within the University's Patent Rights, unless sooner terminated by operation of law or by acts of the Parties in accordance with the terms of this License Agreement.

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        10. TERMINATION OR MODIFICATION BY THE UNIVERSITY

     10.1 If the Licensee fails to deliver to the University any report when due, or fails to pay any royalty or fee when due, or if the Licensee breaches any material term of this License Agreement, the University may give written notice of default to the Licensee. If the Licensee fails to cure the default within ninety (90) days from the date of delivery of notice to Licensee, the University has the right to terminate this License Agreement. This License Agreement will terminate upon delivery of written notice of termination to the Licensee. Termination does not relieve the Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of the University.

     10.2 If Licensee fails to make any annual maintenance fee payment identified in Paragraph 6.1 for any year, the University may terminate this License Agreement, or, at the University's sole option, reduce the Licensee's exclusive license to a nonexclusive license under the terms of Paragraph 5.6. The University will not exercise this option if Licensee demonstrates to the University's satisfaction that Licensee is fully exploiting the market for the Licensed Invention.

                 11. TERMINATION BY THE LICENSEE

     11.1 The Licensee may terminate this License Agreement by giving written notice to the University. Such termination will be effective ninety
(90) days from the date of delivery of the notice, and all the Licensee's rights under this Agreement will cease as of that date.

     11.2 Any termination pursuant to the above paragraph does not relieve the Licensee of any obligation or liability accrued by Licensee prior to the effective date of termination.

              12. PATENT PROSECUTION AND MAINTENANCE

     12.1 The University will diligently prosecute any U.S. patent applications identified in Article 1.2, and will maintain any U.S. patents identified in Article 1.2, using counsel of its choice. The University will provide the Licensee, on request, with copies of relevant documentation relating to any such patent prosecution. The Licensee will hold such documentation in confidence.

     12.2 The University will use its best efforts to amend any patent application to include claims reasonably requested by the Licensee and required to protect the Licensed Invention.

     12.3 The Licensee may request that the University obtain patent protection corresponding to the Patent Rights in foreign countries in which the University has not already sought patent protection as of the effective date of this Agreement. The Licensee must submit any such request to the University within ten months of the filing date of a U.S. or PCT application identified in paragraph 1.2. The University may, at its discretion, seek such foreign patent protection in the name of the University, using counsel of the University's choice. If the University declines to seek foreign patent protection requested by the Licensee, the University may, at its discretion, authorize

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the Licensee to seek the requested foreign patent protection in the name of the University and to use counsel of the Licensee's choice, which authorization shall not be unreasonably withheld.

The failure of the Licensee to request that the University seek foreign patent protection will be considered an election by the Licensee not to secure such foreign patent protection.

     12.4 The preparation, filing and prosecuting of all foreign patent applications filed at the Licensee's request, as well as the maintenance of all resulting patents, will be at the sole expense of the Licensee, whether conducted by counsel selected by the University or by the Licensee. Expenses incurred for patent protection in a particular country may be credited against royalty payments which would otherwise be due for Net Income derived from that foreign country.

     12.5 The University will bear the costs incurred up to the effective date of this Agreement for any foreign patent applications or patents, including international (PCT) applications, identified in 1.2 above. Costs associated with the foreign applications or patents after the effective date of this Agreement will be borne by the Licensee and will be reimbursed to the University within thirty days of invoicing.

     12.6 The Licensee's obligation to pay for costs of foreign patents and patent applications under 12.3, 12.4 and 12.5 continues as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any foreign patent application or patent by giving 90 days' written notice to the University. The University will use its best efforts to curtail foreign patent costs upon receipt of notice from the Licensee. The University may at its election continue prosecution or maintenance of such applications or patents at the University's expense. But Licensee shall have no further right or license thereunder.

     12.7 The University has the right to seek patent protection, at its own expense, in any country for which a patent application has not been filed as of the effective date of this Agreement, and for which the Licensee has not requested foreign patent protection. Any applications and resultant patents are not covered by this License Agreement. But Licensee shall have a first option to negotiate a license agreement in such countries with the University under mutually agreeable terms.

           13. USE OF NAMES, TRADENAMES, AND TRADEMARKS

     13.1 Nothing contained in this License confers any right to use in advertising, publicity, or other promotional activities any name, tradename, trademark, or other designation of either Party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the name "the University of California" or the name of any facility or campus of the University of California is expressly prohibited.

     13.2 The University may disclose to third parties the existence of this License Agreement and the extent of the grant in Article 2, but must not disclose information identified as proprietary by Licensee under 13.4, except where the University is required to release such information under either the California Public Records Act or other applicable law. A decision to release information under applicable law will be at

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the sole discretion of the University.

     13.3 Licensee may disclose to third parties the existence of this License Agreement and the terms and conditions to the extent determined appropriate by Licensee.

     13.4 Licensee will mark those portions of a copy of this License Agreement which Licensee believes contain proprietary business information of Licensee and return such copy to the University within thirty days of the effective date of this License Agreement.

                  14. WARRANTY BY THE UNIVERSITY

     14.1 The University warrants that it has the lawful right to grant this license, subject to DOE assignment of rights in the Technology to the University in the event such rights are not owned by the University, and that it has not granted any rights under the University's Patent Rights to any other party that diminish any right granted to Licensee, except as required by action of law or by the University's prime contract with DOE.

     14.2 This license is provided WITHOUT warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied. The University makes no representation or warranty that the Licensed Products or Licensed Methods will not infringe any patent or other proprietary right.

     14.3 IN NO EVENT WILL THE UNIVERSITY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

     14.4     Nothing in this License Agreement shall be construed as:

       a. a warranty or representation by the University as to the validity or scope of University's Patent Rights;

       b. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 15 (Infringement);

       c. conferring by implication, estoppel, or otherwise any license or rights under any patents of the University other than University's Patent Rights, copyrights, or other intellectual property of the University; or

       d. an obligation by University to furnish any know-how, technical assistance, or technical data [that is unrelated or unnecessary to the transfer of the Technology to the Licensee for the purpose of implementing this License Agreement]*.

                         15. INFRINGEMENT

     15.1 In the event that either Party to this License Agreement learns of the infringement of any of University's Patent Rights, that Party will inform the other Party in writing and will provide the other Party with available evidence of the infringement.

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     15.2    Both Parties will use their best efforts in cooperating with each other to terminate the infringement without litigation.

     15.3 If the efforts of the Parties are not successful in abating the infringement within ninety (90) days after the infringer has been formally notified of infringement by the University, the University has the right to:

          15.3a  commence suit on its own account;

           15.3b join the Licensee in a suit; or

           15.3c refuse to participate in a suit,

and the University shall give notice in writing to the Licensee within ten
(10) working days after the 90 day period of its election. The Licensee may bring suit for patent infringement only if the University elects not to commence or join in any suit other than as nominal party plaintiff and if the infringement occurred during the period and in a country where the Licensee had exclusive rights under this License Agreement.

     15.4 Any legal action under this article will be at the expense of the Party on account of whom suit is brought. If legal action is brought by Licensee, the University will be entitled to 25% of any damage recovery based on lost profits of Licensee. Legal action brought jointly by the University and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

     15.4 Each Party will cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the Party bringing suit. Litigation will be controlled by the Party bringing suit, except that the University will control the litigation if brought jointly. The University may be represented by its choice of counsel in any suit brought by the Licensee.

     15.6 Neither Party will settle or compromise any suit without the other Party's consent.

                            16. WAIVER

     16.1 No waiver by either Party of any breach or default of any of the covenants or agreements of this Agreement is a waiver as to any subsequent or similar breach or default.

                        17. ASSIGNABILITY

     17.1 This License Agreement may be assigned by the University, but shall be personal to Licensee and assignable by Licensee only with the written consent of the University.

     17.2 In the event that a controlling interest in Licensee is obtained by a

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different entity, the University may terminate this License Agreement at its discretion, which discretion shall not be exercised unreasonably. Licensee will notify the University of any such change in controlling interest within thirty days of its occurrence.

                18. INDEMNITY - PRODUCT LIABILITY


     18.1 The Licensee will indemnify the U.S. Government and the University, and their officers, employees, and agents, against any damages, costs and expenses, including attorneys' fees, arising from the commercialization and utilization of the Technology by Licensee, including but not limited to the making, using, selling or exporting of products, processes, or services derived therefrom. This indemnification will include, but will not be limited to, any product liability.

                        19. LATE PAYMENTS

     19.1 In the event royalty payments or fees are not received by the University within thirty (30) days of when due, the Licensee will pay to the University interest charges at the rate of ten percent (10%) per annum on the amount of the royalty payments or fees overdue.

                           20. NOTICES

     20.1 Any payment, notice, or other communication required or permitted to be given to either party hereto is properly given and effective on the date of delivery if delivered in person or by first-class certified mail, postage paid, or by facsimile transmission with confirmation, to the respective address or facsimile number given below, or to any other address designated by written notice to the other party as follows:

In the case of the Licensee:

Trade Partners International
3200 Don Quixote NW
Albuquerque, New Mexico 87104
Attn.: Dr. Thomas Murphy

FAX Number (505) 247-2134

In the case of the University:

Los Alamos National Laboratory
Industrial Partnership Office
P.O. Box 1663, Mail Stop K571
Los Alamos, New Mexico 87545
Licensing Administrator

FAX Number (505) 665-0154


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                        21. FORCE MAJEURE

     21.1 Neither party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement, if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of a party.

                     22. EXPORT CONTROL LAWS

     22.1 Licensee acknowledges and understands that the export of certain goods or technical data from the United States requires an export control license from the United States Government, and that failure to obtain an export control license may result in violation of U.S. laws.

            23. PREFERENCE FOR UNITED STATES INDUSTRY

     23.1 Any products embodying Licensed Products or produced through the use of a Licensed Method will be manufactured substantially in the United States.

                    24.     DISPUTE RESOLUTION

      24.1 The Parties will use their best efforts to resolve disputes arising from this Agreement. Any dispute that cannot be resolved by the Parties will be resolved by non-binding arbitration in accordance with the rules and procedures of the American Arbitration Association, acting in the state of New Mexico, and shall be enforceable in accordance with New Mexico law.

                     25. CONFLICT OF INTEREST

     25.1 Licensee represents that Licensee does not now employ and has made no offers of employment to members of the University Negotiating Team set out in Appendix C. Licensee agrees to make no offers of employment to any member of the University Negotiating Team for a period of two years after the effective date of this Agreement without the express written permission of the University. Licensee understands that this clause is a material undertaking by Licensee without which the University would not enter into this Agreement. The University has the option to terminate this Agreement for breach of this clause by Licensee.

                      26.     MISCELLANEOUS

     26.1 The headings of the several sections of this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

     26.2 No amendment or modification of this Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the


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Parties.

     26.3 This License Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations, or understandings, either oral or written, between the Parties relating to this License Agreement.

     26.4 In the event any one or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

     26.5 This License Agreement will be interpreted and construed in accordance with the laws of the New Mexico.

IN WITNESS WHEREOF, both the University and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By /s/ S.S. Hecker
-------------------
Siegfried S. Hecker, Director
Los Alamos National Laboratory

Date: 5/19/95

LICENSEE

By: /s/ Thomas E. Murphy
---------------------------
Thomas E, Murphy, President
Trade Partners International, Incorporated

Date: 5/23/95

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

                            APPENDIX A

               ASSIGNMENT AND CONFIRMATORY LICENSE

                            APPENDIX B

                          REPORT FORMAT

1.     DEVELOPMENT:

-Progress towards commercialization
-Problems encountered
-Precommercialization marketing efforts
-Any shift in time-line from original business plan
-Expected launch date
-Any improvements, new patents, derivative works, etc. arising from the work

2.     COMMERCIALIZATION:

-First launch date in US
-Sales, production or other royalty-generating activity
-Royalty calculations and royalties due

3.     CONTINUING:

-Continued efforts in evolving the product/service
-Improvements
-Sublicenses
-Foreign registrations, licenses, commercializations, etc.
-Any problems which would potentially effect the contract
-Any infringements of intellectual property (as provided in the contract)
-Any potential litigation involving the licensed intellectual property

4.     OF GENERAL INTEREST:

-Promotional material, news releases, etc.
-Company annual reports
-Testing activity, scientific publications
-Any feedback, positive or negative
-Suggestions

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

                            APPENDIX C

                  DESIGNATION OF LICENSING TEAM

"Licensing Team" means the Negotiating Team and the Technical Advisors

"Negotiating Team" means personnel responsible for evaluating the Licensee's entire business plan and having sole responsibility for negotiating with the Licensee on all terms and conditions (including terms for royalties and fees and all other financial terms) of this License Agreements, for deciding to grant this license, for drafting this License Agreement, and for obtaining legal approval and the Director's signature. The Negotiating Team is not bound, in any way, by the technical opinions of the Technical Advisors.

    Negotiating Team:

    Jerome Gercia, Licensing Executive, Industrial Partnership Office, MS C334 Ray Wilson, Patent Attorney, Business & Patent Law, MS D412

"Technical Advisors" means personnel responsible for evaluating only the technical portion of Licencee's business plan and, based on their relevant technical expertise and opinions, for advising the Negotiating Team on whether the Licensee has the technical resources to commercialize the University's Patent Rights.

     Technical Advisors

     Andrew Jason, Group Leader, AOT-1 Ms H808
     Ross Meyer, Laboratory Associate, AOT-1, MS H808

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